Exhibit 10.4


                          ACCESSORIAL AGREEMENT # 615/A
                              (for granting a loan)

Almaty                                                             June 14, 2004

          1) Kazkommertsbank OJSC hereinafter referred to as "the Bank" in the person of the Director of the Corporate Relations Department No. 1 Ms. L. A. Satubaldina acting on the basis of Power of attorney # 270 dated June 14, 2004, on the one side, and

          2) Karakudukmunay JSC hereinafter referred to as "the Company" in the person of the General Director Mr. Paul Simon Ties and the Financial Director Mr. K. K. Rakhishov acting on the basis of the Charter on the other side, collectively referred to as "the Parties", and separately as stated above or as "the Party", have concluded this Accessorial Agreement (hereinafter "the Accessorial Agreement") in the context of the Agreement for establishing a credit line # 250 dated May 6, 2002 (hereinafter "the Agreement") on the following:

1.   SUBJECT OF THE AGREEMENT

1.1. The Bank grants a loan to the Company in the amount of USD 2,000,000.00 (two million) US dollars. The Loan is granted to the Company for the period from June 14, 2004, to December 14, 2004.
1.2. For using the loan the Company agrees to pay to the Bank a compensation (interest) in the amount of 14% (fourteen) per cent per annum of the sum of the loan. The amount of compensation (interest) shall be calculated on the basis of a year consisting of 360 days, for the actual number of days of using the loan by the Company.

2.   TERMS OF CREDITING

2.1. The Loan shall be granted to the Company for the following purposes: replenishment of floating assets.
2.2. The Loan shall be granted by the Bank by way of transferring the sum of loan to the checking account of the Company # 05070546 in the Aktau affiliate of the Bank.
2.3. Repayment of the loan and payment of the compensation (interest) shall be effected by the Company by way of transferring the money to the Bank within the time and in the amount specified in Appendix # 1 to the Accessorial Agreement, which is an integral part of it.
      Amount, method of calculation of the compensation (interest), schedule of payments, terms of repayment may be changed by agreement of the Parties subject to concluding an additional agreement to the Accessorial Agreement.
2.4. The Bank shall be entitled to collect (withdraw) without acceptance any amounts of the outstanding debt of the Company under the Accessorial Agreement including but not limited to the following amounts: loan, compensation (interest), forfeit (fine, penalties), expenses and losses related to the violation by the Company of its obligations under the Accessorial Agreement (including the cost of notarisation of authenticity of the copies of the Accessorial Agreement attached to the Bank's payment documents):
     o by way of direct debiting the Company's bank accounts with the Bank on the basis of the Bank's instructions or other documents provided for by the current legislation of the Republic of Kazakstan and/or internal normative documents of the Bank, and/or
     o by way of presenting payment orders executable without acceptance (with a notarised copy of the Accessorial Agreement attached) or other documents required to effect, without acceptance and/or dispute, collection (withdrawal) of money to the Company's bank accounts established with any banks (organizations performing certain types of banking operations and other crediting organization) on the territory of the Republic of Kazakstan and abroad.

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       If the money on the Company's bank account is sufficient, the Bank's payment document (including the payment order) should be executed for the amount indicated in it, and for collection (withdrawal) of the entire sum of money indicated in the Bank's payment document, if the money is insufficient, it should be kept in the File to the Company's bank account. In the event of collection of the money without acceptance in any currency other that the currency of the Loan, conversion of the collected money into the currency of the Loan or into tenge in accordance with the requirements of the currency legislation shall be effected, at the Bank's option, at the rate established by the Bank for buying or selling of the collected currency or currency of the Loan and/or at the rate of the collected currency to the currency of the Loan as established by the Bank with the commission for conversion established by the Bank's tariffs being deducted from the converted amounts.

                        3. RESPONSIBILITY OF THE PARTIES

3.1. In the event of violation of any of the obligations with regard to repayment of the loan and/or payment of the compensation (interest), the Company shall pay to the Bank a penalty (fine) in the following amount:
     - for a violation up to 7 (seven) days inclusive, the amount of the forfeit (fine) shall be calculated at the actual rate of compensation (interest) under the Agreement of the amount of the outstanding payment (grace period), providing that the Company fulfills the outstanding (broken) obligation within the abovementioned (seven day) period;
     - for a violation over 7 (seven) days, 0.3% of the sum of the outstanding payment for each day of the delay (not including the abovementioned grace period).

                              4. FINAL PROVISIONS

4.1. Any relations of the Parties in the part not regulated by the Accessorial Agreement shall be governed by the Agreement, the provisions of which have direct effect on the relations of the Parties under the Accessorial Agreement.
4.2. The Accessorial Agreement is executed in three copies having equal legal force, two copies for the Bank and one for the Company.

             5. LEGAL ADDRESSES AND BANKING DETAILS OF THE PARTIES

BANK: Kazkommertsbank OJSC - Almaty, 135/H Gagarin av., correspondent account 900161126, MFO 190501926 in the Department of payment systems of the National Bank of the Republic of Kazakstan, RNN 600400055239, residency code 1, economy sector code 4;

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BORROWER: Karakudukmunay JSC - Republic of Kazakstan, Mangistau oblast, Aktau,
466200, District 3, Building 82, proceeds account 06467365, currency account 05070546 in Aktau affiliate of Kazkommertsbank OJSC, RNN 430600001175, residency code 1, economy sector code 7.


         BANK                                              COMPANY

   -----------------                            --------------------------------
   L. A. Satubaldina                            Paul Simon Ties, K. K. Rakhishov




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

                                                                                          APPENDIX # 1
                                                                                          to Accessorial Agreement
                                                                                          No. 615/A (for granting
                                                                                          a loan) dated June 14, 2004


                                                        SCHEDULE
                                    of repayment under the Accessorial Agreement No. 615/A
                                          (for granting a loan) dated June 14, 2004


------------------------- ---------------------- ---------------------------------------------- ----------------------
   Date of Repayment       Balance of debt on                      Repayment                      Total to be paid
                                the loan
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                          Loan                 Interests
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     June 14, 2004            2,000,000.00
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
   December 14, 2004          2,000,000.00            2,000,000.00            142,333.33            2,142,333.33
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         Total:                                       2,000,000.00            142,333.33            2,142,333.33
------------------------- ---------------------- ----------------------- ---------------------- ----------------------





        BANK                                             COMPANY

--------------------                          ----------------------------------
L. A. Satubaldina                             Paul Simon Ties, K. K. Rakhishov